Exhibit 99.1

News Release

One Centerpointe Drive, Ste. 200, Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release: June 3, 2019, 6:00 a.m. EDT	Contact:	Jack Isselmann, Public Relations
Justin Roberts, Investor Relations
Ph: 503-684-7000

Adrian Downes Named Greenbrier Chief Financial Officer

~ Permanent appointment follows nine-month service as Acting CFO ~

~ 30-year accounting and finance veteran will serve as Principal Financial Officer ~

Lake Oswego, Oregon, June 3, 2019 – The Greenbrier Companies, Inc. (NYSE: GBX) today announced that its Senior Vice President and Acting Chief Financial Officer, Adrian Downes, has been appointed Chief Financial Officer. In addition to continuing his duties managing Greenbrier’s accounting, tax, internal audit and IT functions, Downes will also serve as the Company’s Principal Financial and Accounting Officer. He continues to report to Lorie Tekorius, Executive Vice President and Chief Operating Officer.

Downes has more than 30 years of accounting and finance experience in a variety of industries, both with publicly held and privately held companies. Before joining Greenbrier in 2013 as its Chief Accounting Officer, he was Executive Vice President and Chief Financial Officer for Knowledge Universe, a private-equity owned early childhood education provider. Downes previously held various senior financial executive positions of progressively increasing responsibility for Fortune 200 publicly held organizations including SUPERVALU, Albertson’s, Gap, Inc. and Pacific Telesis. He began his career in public accounting at PricewaterhouseCoopers, initially based at their Dublin, Ireland office before transferring to San Francisco. He obtained his Certified Public Accountant certification in California.

William A. Furman, Chairman and Chief Executive Officer, stated, “Adrian’s successful tenure for the past nine months as Acting CFO, in addition to other assignments over the past six years requiring judgment and expertise, prepares him well to serve as Greenbrier’s next CFO. Adrian’s promotion to CFO is the latest in a succession of executive advancements in recent years, demonstrating the depth of Greenbrier’s talent base. Adrian’s appointment as CFO allows the other members of our executive team to better focus their energies on executing Greenbrier’s strategic objectives. Greenbrier’s strategy is to develop a talent pipeline and grow at scale, while also strengthening our North American market base and expanding internationally.”

Lorie Tekorius, Executive Vice President and Chief Operating Officer, said, “I am pleased Adrian has accepted this position adding to his leadership within our senior management team. For the past six years, he has driven continuous improvement in Greenbrier’s international accounting, information technology, internal audit and tax planning functions. We look forward to the additional contributions Adrian will make as CFO.”

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Adrian Downes Named Greenbrier Chief Financial Officer (Cont.)	Page 2

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Greenbrier designs, builds and markets freight railcars and marine barges in North America. Greenbrier Europe is an end-to-end freight railcar manufacturing, engineering and repair business with operations in Poland, Romania and Turkey that serves customers across Europe and in the nations of the Gulf Cooperation Council. Greenbrier builds freight railcars and rail castings in Brazil through two separate strategic partnerships. We are a leading provider of freight railcar wheel services, parts, repair, refurbishment and retrofitting services in North America through our wheels, repair & parts business unit. Greenbrier offers railcar management, regulatory compliance services and leasing services to railroads and related transportation industries in North America. Through unconsolidated joint ventures, we produce industrial and rail castings, tank heads and other components. Greenbrier owns a lease fleet of 10,600 railcars and performs management services for 372,000 railcars. Learn more about Greenbrier at www.gbrx.com.

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